EXHIBIT 99.1

Fastenal Company - Announces Reelection of Existing Executive Officers and the Election of Two Additional Executive Officers

WINONA, Minn., Jan. 19, 2011 (GLOBE NEWSWIRE) -- Fastenal Company (Nasdaq:FAST) announced today the reelection of its existing executive officers and the election of two additional executive officers. The new officers, and their titles, are as follows:

Name	Title
Michael (Scott) Camp	Executive Vice President – Product and Procurement
Ashok Singh	Executive Vice President – Information Technology

Mr. Camp, age 42, originally joined Fastenal in 1991. During his tenure with Fastenal, he has served in various roles centered on our supply chain. From 2003 to 2007, Mr. Camp was the president of our FASTCO subsidiary based in Shanghai, China. Since 2007, he has served as the vice president of product development/procurement in Winona, Minnesota.

Mr. Singh, age 48, originally joined Fastenal in 2001. During his tenure with Fastenal, he has served in various roles of increasing responsibility in the administration and application development areas within our information technology group in Winona, Minnesota.

Fastenal sells different types of industrial and construction supplies in the following product categories: threaded fasteners and miscellaneous supplies; tools; metal cutting tool blades and abrasives; fluid transfer components and accessories for hydraulic and pneumatic power; material handling; storage and packaging products; janitorial, chemical and paint products; electrical supplies; welding supplies; safety supplies; and metals, alloys and materials.

Fastenal operates approximately 2,500 stores located primarily in North America with additional locations in Asia, Europe, and Central America. The Company operates eleven distribution centers in the United States - Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, and Kansas, and three outside the United States - Ontario, Canada; Alberta, Canada; and Nuevo Leon, Mexico.

The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432

Additional information regarding Fastenal Company is available on the Fastenal Company World Wide Web site at www.fastenal.com. FAST-G

CONTACT: Dan Florness, EVP and Chief Financial Officer  507.454.5374